SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 8, 2006

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On August 8, 2006, Caremark Rx, Inc. (the “Company”) issued the following press release disclosing material, non-public financial information concerning the Company’s quarterly fiscal period ended June 30, 2006. This press release contains certain non-GAAP financial measures as described therein.

[CAREMARK LOGO APPEARS HERE]

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremarkrx.com • (615) 743-6600

FOR IMMEDIATE RELEASE

Contacts:

Investors:

Craig Hartman, (615) 743-6653

News Media:

Robert Mead, (212) 333-3810 or

Joan Gallagher, (615) 743-6652

Caremark Rx, Inc. Reports Second Quarter 2006 Earnings

Company Raises Full Year 2006 Earnings Guidance

Nashville, TN, August 8, 2006 – Caremark Rx, Inc. (NYSE: CMX) today reported second quarter diluted earnings per share of $.58, exceeding the top of the company’s guidance range by $.03 per share. Diluted earnings per share grew 23% compared to the second quarter of 2005. Excluding a $.01 after tax gain from the settlement of a contractual dispute with a former AdvancePCS client, diluted earnings per share were $.57.

“Our healthy second quarter results and upward revision in earnings guidance reflect a commitment to delivering long-term shareholder value. We paid our first dividend in July and we also made significant share repurchases during the quarter. We continue to pursue strategic acquisitions to drive long-term shareholder value and enhance the client and consumer experience,” said Mac Crawford, Chairman, President and Chief Executive Officer.

Senior Executive Vice President and Chief Operating Officer, Howard McLure added, “With several major generic introductions this year and our proven ability to rapidly substitute generics at mail, we continue to drive savings for our clients as well as participants. Additionally, we have recently added several products to our already broad specialty portfolio, further complementing our industry-leading specialty services that we provide to our clients.”

Second Quarter Operating Results

Net revenues were $9.4 billion in the second quarter of 2006, an increase of 15% over the second quarter of 2005. Revenue growth was driven primarily by increases in both mail and retail sales, including the addition of Medicare Part D and other new client revenues. During the quarter Caremark began providing additional Medicare Part D services to a large health plan client under a revised contract which also contributed to revenue growth.

Mail pharmacy revenues increased 11% to $3.2 billion and mail pharmacy claims were 15.2 million, up 5% from the second quarter of 2005. Retail revenues grew 17% to $6.2 billion compared to the second quarter of 2005. Retail pharmacy claims decreased 3% to 116.3 million compared to the second quarter of 2005. The decrease in retail claims is primarily a result of previously disclosed terminations of retail-oriented contracts, partially offset by Medicare and other new client prescription claims.

SG&A (selling, general and administrative) expenses were $138.6 million, an increase of 18% over the second quarter of 2005. Second quarter 2006 SG&A expenses included $10.7 million of share-based compensation expense resulting from the adoption of FAS 123R. Excluding $10.7 million and $2.9 million of share-based compensation expense in the second quarter of 2006 and the second quarter of 2005, respectively, SG&A expenses grew by 11%.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the second quarter of 2006, excluding a $10.6 million gain from a settlement with a former client, was $438.3 million, an increase of 11% over the second quarter of 2005. EBITDA per adjusted claim, excluding the gain on the settlement, grew to $2.72, a 12% increase compared to the second quarter of 2005.

Stock repurchases completed since Caremark provided second quarter guidance on May 2, 2006 contributed less than one half of one cent to earnings per share.

Six Months 2006 Operating Results

Through June 30, net revenue grew 11% to $18.3 billion. Retail revenue grew by 11% to $11.9 billion. Retail claims declined 7% during the first half of the year which was primarily a result of previously disclosed terminations of retail-oriented contracts, partially offset by Medicare and other new client prescription claims. Mail revenue was $6.3 billion, an increase of 11%. Mail claims grew 5% through the end of the second quarter.

SG&A expenses increased 15% to $268.3 million, which includes $20.9 million of share-based compensation expense. Excluding $20.9 million and $6.4 million of share-based compensation expense in the first half of 2006 and the first half of 2005, respectively, SG&A expenses grew by 10%.

EBITDA for the first six months, excluding the gain on the settlement with a former client, was $842.4 million, an increase of 10%. EBITDA per adjusted claim for the first six months was $2.61, an increase of 15%.

First half diluted earnings per share grew by 21% to $1.09. Excluding a $.01 after tax gain from a settlement with a former client, diluted earnings were $1.08 per share. Stock repurchases completed through the first six months contributed approximately $.01 to earnings per share.

Balance Sheet and Cash Flow

At June 30, 2006, net cash and short-term investments totaled $826.6 million, reflecting total cash and cash equivalents and short-term investments of nearly $1.3 billion, offset by Senior Notes totaling $450 million.

Operating cash flow through six months was $623.5 million compared to $571 million in the first half of 2005. Capital expenditures totaled $22 million in the second quarter and $50.8 million through the first half of 2006.

Share Repurchase and Dividend

On May 11, 2006, Caremark’s Board of Directors approved an additional $1.25 billion in share repurchases bringing the total authorization under the company’s share repurchase program to $3 billion. Prior to the second quarter of 2006, the company had repurchased 37.4 million shares at a total cost of $1.39 billion. During the second quarter of 2006, Caremark repurchased 19.9 million shares at a total cost of $939.2 million. Since the end of the second quarter through August 7, 2006, the company repurchased 352,300 shares at a total cost of $18.1 million. As of August 7, 2006, cumulative repurchases since August 2002 were 57.6 million shares at a total cost of $2.35 billion, leaving approximately $650 million available under the current authorization.

On April 5, 2006, Caremark announced that its Board of Directors declared a quarterly cash dividend of $.10 per share of common stock. The first quarterly dividend was paid on July 17, 2006 to stockholders of record on June 30, 2006.

Financial Guidance

There are a number of factors that may affect projected 2006 results, including the timing of launch and number of initial suppliers of new generic drugs, and certain aspects of the Medicare Part D benefit.

As a result of solid performance and accretive share repurchases during the first half of 2006, the company is raising and narrowing its full year earnings per share guidance range. Diluted earnings per share for 2006 are now expected to be in the range of $2.38 to $2.40 including the $.01 per share gain from a settlement with a former client and the impact of share-based compensation expense. Diluted earnings per share for 2006, excluding the $.01 per share gain from the settlement, is expected to be $2.37 to $2.39. This updated guidance range reflects earnings per share growth of 20% to 21% compared to full year 2005 earnings per share of $1.97. Previous earnings per share guidance was $2.29 to $2.35.

If $.04 per share for FAS 123R share-based compensation expense were adjusted from 2005 results, 2006 EPS growth would be in the range of 23% to 24%.

Several key assumptions supporting the full year 2006 earnings guidance range follow:

•	Revenue in 2006 is projected to grow in the range of 12% to 14%. The increase in revenue guidance includes the impact of the revised Medicare Part D contract with a large health plan client previously mentioned.

•	FAS 123R share-based compensation expense is expected to be $40 million to $42 million before taxes.

•	Depreciation expense is expected to be approximately $105 million.

•	Amortization expense is estimated to be approximately $44 million.

•	Net interest income is estimated to be approximately $35 million, but is subject to change based on interest rates, cash used for share repurchases and the timing and magnitude of operating cash flows. Net interest income guidance has been reduced from the previous expectation of $45 to $50 million, reflecting a lower cash balance resulting from significant share repurchases.

•	The effective tax rate is expected to be 39.5%.

•	Assuming full dilution, weighted average shares outstanding for 2006 should be in the range of 435 million to 437 million.

Third quarter diluted earnings per share is expected to be $.62 to $.63.

Webcast of Earnings Conference Call

As previously announced, Caremark will hold a conference call to discuss second quarter 2006 results, its 2006 outlook and the general operations of the company. Investors and the general public can access a live webcast of the conference call through the Investor Relations page at www.caremarkrx.com. The call will be held Tuesday, August 8, 2006 at 10:30 a.m. Eastern Time (9:30 a.m. Central Time) and will be available for replay via the website through August 22, 2006.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremarkrx.com.

Forward-Looking Statement

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, and such statements are based on management’s current expectations with respect to anticipated growth and performance prospects. Forward-looking statements in this press release include 2006 earnings per share projections, 2006 revenue growth, the anticipated impact in 2006 of the company’s participation in the Medicare Part D program and projected enrollment of Medicare Part D beneficiaries, estimated 2006 assumptions set forth in the “Financial Guidance” section of this press release and other assumptions. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially due to various factors. For example, adverse developments could occur with respect to the company’s operating plan and objectives, competitive trends, Medicare Part D participation, the timing and launch of new branded and generic pharmaceuticals, regulatory and legal matters, government investigations and governmental action regarding pricing and reimbursement. Additional factors can be found in the company’s Forms 10-K, 10-Q and other SEC filings. This press release includes certain non-GAAP financial measures as defined under SEC rules. A reconciliation to the most directly comparable GAAP measures can be found in the footnotes to the tables attached to this press release.

-tables follow-

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$880,285	$1,268,883
Short-term investments	396,320	666,040
Short-term investments—restricted	—	27,500
Accounts receivable, net	2,251,806	2,074,586
Inventories	411,255	449,199
Deferred tax asset, net	93,514	112,586
Prepaid expenses and other current assets	71,684	46,303

Total current assets	4,104,864	4,645,097

Property and equipment, net	314,707	314,959
Goodwill, net	7,131,050	7,131,050
Other intangible assets, net	708,055	731,300
Other assets	28,430	28,442

Total assets	$12,287,106	$12,850,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$955,427	$849,358
Claims and discounts payable	2,386,543	2,438,813
Other accrued expenses and liabilities	495,585	343,158
Income taxes payable	13,220	17,137
Current portion of long-term debt	60,900	63,400

Total current liabilities	3,911,675	3,711,866

Long-term debt, net of current portion	389,100	386,600
Deferred tax liability	240,162	245,389
Other long-term liabilities	335,733	326,427

Total liabilities	4,876,670	4,670,282

Commitments and contingencies

Stockholders’ equity:
Common stock	484	481
Additional paid-in capital	8,832,057	8,719,492
Treasury stock	(2,326,983)	(986,641)
Shares held in trust	(91,772)	(93,616)
Retained earnings	993,231	551,447
Accumulated other comprehensive income (loss), net	3,419	(10,597)

Total stockholders’ equity	7,410,436	8,180,566

Total liabilities and stockholders’ equity	$12,287,106	$12,850,848

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended June 30,		Percentage Increase / (Decrease)	Six Months Ended June 30,		Percentage Increase / (Decrease)
	2006	2005		2006	2005
Net revenue	$9,438,304	$8,199,167	15.1%	$18,345,554	$16,551,054	10.8%
Operating expenses:
Cost of revenues (a)	8,850,761	7,686,461	15.1%	17,224,206	15,556,089	10.7%
Selling, general and administrative expenses (b)	138,648	117,993	17.5%	268,272	232,272	15.5%
Depreciation	25,198	24,556	2.6%	50,478	48,560	3.9%
Amortization of intangible assets	10,619	11,725	(9.4%)	22,218	23,808	(6.7%)
Integration and other related expenses	—	5,912	(100.0%)	—	7,121	(100.0%)

Operating income	413,078	352,520	17.2%	780,380	683,204	14.2%
Interest (income) expense, net	(8,657)	819	—	(19,531)	5,041	—

Income before provision for income taxes	421,735	351,701	19.9%	799,911	678,163	18.0%
Provision for income taxes	166,586	138,922	19.9%	315,965	267,874	18.0%

Net income	$255,149	$212,779	19.9%	$483,946	$410,289	18.0%

Average number of common shares outstanding—basic	431,278	447,559	(3.6%)	437,524	449,162	(2.6%)
Dilutive effect of stock options and warrants	5,749	8,920	(35.5%)	6,135	8,745	(29.8%)

Average number of common shares outstanding—diluted	437,027	456,479	(4.3%)	443,659	457,907	(3.1%)

Net income per common share—diluted	$0.58	$0.47	23.4%	$1.09	$0.90	21.1%

Revenues:
Mail Service	$3,189,812	$2,860,888	11.5%	$6,282,017	$5,639,283	11.4%
Retail	6,165,299	5,268,224	17.0%	11,904,599	10,770,974	10.5%
Other	83,193	70,055	18.8%	158,938	140,797	12.9%

	$9,438,304	$8,199,167	15.1%	$18,345,554	$16,551,054	10.8%

Pharmacy claims:
Mail	15,199	14,452	5.2%	30,255	28,755	5.2%
Retail	116,289	120,232	(3.3%)	233,519	250,554	(6.8%)

Total	131,488	134,684	(2.4%)	263,774	279,309	(5.6%)

Adjusted Claims (Note 1)	161,181	163,097	(1.2%)	322,936	335,648	(3.8%)

Supplemental presentation of non-GAAP financial measures:
EBITDA (Earnings before interest, taxes, depreciation and amortization) (Note 2)	$448,895	$388,801	15.5%	$853,076	$755,572	12.9%

EBITDA excluding integration and other related expenses and client settlement (Notes 2 and 3)	$438,255	$394,713	11.0%	$842,436	$762,693	10.5%

EBITDA per adjusted claim excluding integration and other related expenses and client settlement (Notes 2 and 3)	$2.72	$2.42	12.4%	$2.61	$2.27	15.0%

Adjusted net income (Note 3)	$248,712	$216,356	15.0%	$477,509	$414,597	15.2%

Adjusted net income per common share—diluted (Note 3)	$0.57	$0.47	21.3%	$1.08	$0.91	18.7%

(a)	Excludes depreciation which is presented separately.
(b)	Includes share-based compensation of $10.7 million and $20.9 million based on FAS 123R in the three months and six months ended June 30, 2006, respectively, and $2.9 million and $6.4 million based on APB 25 in the three months and six months ended June 30, 2005, respectively.

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from continuing operations:
Net income	$483,946	$410,289
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	72,696	72,368
Share-based compensation	20,903	6,441
Deferred income taxes	4,766	236,125
Non-cash interest expense	1,027	1,240
Write-off of deferred financing costs	—	686
Other non-cash expenses, net	404	153
Changes in operating assets and liabilities, net of effects of acquisitions/disposals of businesses	39,714	(156,329)

Net cash provided by continuing operations	623,456	570,973

Cash flows from investing activities:
Purchase of short-term investments	(270,596)	(689,000)
Sale of short-term investments	567,816	246,544
Capital expenditures, net	(50,755)	(55,801)
Investment in business	(464)	(2,251)

Net cash provided by (used in) investing activities	246,001	(500,508)

Cash flows from financing activities:
Purchase of treasury stock	(1,340,342)	(287,988)
Excess tax benefit from share-based compensation	49,092	—
Proceeds from stock issued under equity-based compensation plans	39,767	38,431
Payments on indebtedness	—	(148,678)

Net cash used in financing activities	(1,251,483)	(398,235)

Cash used in discontinued operations—operating activities	(6,572)	(8,592)

Net decrease in cash and cash equivalents	(388,598)	(336,362)
Cash and cash equivalents—beginning of period	1,268,883	1,078,803

Cash and cash equivalents—end of period	$880,285	$742,441

Caremark Rx, Inc.

Notes to Press Release Tables

June 30, 2006

(1)	Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims (retail claims) to the product.

(2)	We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$255,149	$212,779	$483,946	$410,289
Depreciation	25,198	24,556	50,478	48,560
Amortization of intangible assets	10,619	11,725	22,218	23,808
Interest (income) expense, net	(8,657)	819	(19,531)	5,041
Provision for income taxes	166,586	138,922	315,965	267,874

EBITDA	448,895	388,801	853,076	755,572
Cash interest receipts (payments), net	5,230	(9,415)	23,733	(3,707)
Cash tax (payments) refunds, net	(215,560)	12,597	(258,004)	8,617
Other non-cash expenses	10,419	3,007	21,307	6,594
Other changes in operating assets and liabilities, net of acquisitions/disposals of businesses	10,087	(91,029)	(16,656)	(196,103)

Net cash provided by continuing operations	$259,071	$303,961	$623,456	$570,973

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(3)	The analyses used by management to evaluate the performance of our business exclude integration and other related expenses and the benefit from a settlement with a former client. However, under the SEC’s Regulation G, financial measures which exclude non-recurring items are non-GAAP financial measures; therefore, our presentations of amounts of gross profit, EBITDA and earnings per share which exclude these integration and other related expenses and the benefit from a settlement with a former client are, likewise, non-GAAP financial measures which require reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. Since EBITDA is itself a non-GAAP financial measure, we direct your attention to Note 2 above for a reconciliation of EBITDA to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our reconciliations of the financial measures presented in the attached press release, which exclude integration and other related expenses and the benefit from a settlement with a former client, are as follows (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
EBITDA	$448,895	$388,801	$853,076	$755,572
Integration and other related expenses	—	5,912	—	7,121
Client settlement	(10,640)	—	(10,640)	—

EBITDA excluding integration and other related expenses and client settlement	$438,255	$394,713	$842,436	$762,693

Net income	$255,149	$212,779	$483,946	$410,289
Integration and other related expenses (net of income tax benefit)	—	3,577	—	4,308
Client settlement (net of income taxes)	(6,437)	—	(6,437)	—

Adjusted net income	$248,712	$216,356	$477,509	$414,597

Net income per common share—diluted	$0.58	$0.47	$1.09	$0.90
Integration and other related expenses per share (net of income tax benefit)	—	—	—	0.01
Client settlement per share (net of income taxes)	(0.01)	—	(0.01)	—

Adjusted net income per common share—diluted	$0.57	$0.47	$1.08	$0.91

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ PETER J. CLEMENS IV
Peter J. Clemens IV Executive Vice President and Chief Financial Officer

Date: August 8, 2006